Exhibit 4.3

Description of Capital Stock of MEI Pharma, Inc.

The following is a description of the capital stock of MEI Pharma, Inc. (the “Company”). The common shares, par value $0.00000002 per share (the “Common Shares”), of the Company are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); while the preferred shares, par value $0.01 per share (the “Preferred Shares”), and warrants to purchase Common Shares of the Company are not so registered. This description does not describe every aspect of the Company’s capital stock and is subject to, and qualified in its entirety by reference to, the provisions of the Company’s Amended and Restated Certificate of Incorporation and the Company’s Second Amended and Restated By-laws, each as currently in effect, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K/A for the fiscal year ended June 30, 2019, of the Company, to which this Description of Capital Stock is filed as Exhibit 4.3. This description is qualified in its entirety by reference to the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Second Amended and Restated By-laws and applicable provisions of Delaware law.

Authorized Capital Stock

Under the Company’s Amended and Restated Certificate of Incorporation, the Company’s total authorized share capital is 226,100,000 shares consisting of 226,000,000 shares of common stock, $0.00000002 par value per share, and 100,000 shares of preferred stock, $0.01 par value per share. As of November 4, 2019, 73,654,927 shares of the Company’s common stock and no shares of preferred stock are issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. In the event of a liquidation, dissolution or winding up of the Company’s affairs, holders of the common stock will be entitled to share ratably in all of the Company’s assets that are remaining after payment of the Company’s liabilities and the liquidation preference of any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we have issued or that we may issue in the future. The holders of common stock have no preemptive rights and are not subject to future calls or assessments by the Company.

Preferred Stock

The board has the authority to issue up to 100,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in respect of that preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting such series and the designation of any such series, without future vote or action by the shareholders. Therefore, the board of directors, without the approval of the shareholders, could authorize the issue of preferred stock with voting, conversion and other rights that could affect the voting power, dividend and other rights of the holders of shares or that could have the effect of delaying, deferring or preventing a change of control.

Warrants

Generally

The Company may issue warrants to purchase the Company’s common stock or preferred stock. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the Company and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in applicable filings with the Securities and Exchange Commission. The number of shares of the Company’s common stock to be received upon the exercise of each warrant may be adjusted from time to time upon the occurrence of certain events, including but not limited to the payment of a dividend or other distribution in respect of common stock, subdivisions, reclassifications or combinations of the Company’s common stock. The securities receivable upon exercise of each warrant may be adjusted in the event of any reorganization, consolidation, merger, liquidation or similar event.

Holders of the warrants may only exercise their warrants for the purchase of shares of common stock if a registration statement and current prospectus relating to these shares is then in effect and only if the shares are qualified for sale, or deemed to be exempt from qualification under applicable state securities laws.

For the term of the warrants, the holders thereof are given the opportunity to profit from an increase in the per share market price of the Company’s common stock, with a resulting dilution in the interest of all other shareholders. So long as the warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional capital by a new offering of securities on terms more favorable than those provided by the warrants.

Outstanding Warrants

As of September 30, 2019, the Company has outstanding warrants to purchase 16,061,602 shares of the Company’s common stock. The warrants are fully vested, exercisable at a price of $2.54 per share and expire in May 2023. The Company has authorized and reserved for issuance all shares of common stock issuable upon exercise of each warrant.

Anti-Takeover Effects of Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws

Certain provisions in the Company’s Amended and Restated Certificate of Incorporation and the Company’s Second Amended and Restated By-laws as well as certain provision of the Delaware General Corporations Law could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. A description of these provisions is set forth below.

Classified Board of Directors

Under the Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws, directors are to be elected at each annual meeting of stockholders for a term of three years unless the director is removed, retires or the office is vacated earlier. The board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year. This classified board provision could discourage a third party from making a tender offer for the Company’s shares or attempting to obtain control of the Company. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Advance Notice Requirements for Shareholder Proposals and Nominations for Election as Directors

Under the Company’s by-laws, stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting must provide timely notice thereof in writing to the Company.

To be timely, a shareholder’s notice with respect to business to be brought before an annual meeting must be received at the principal executive office of the Company not later than ninety 90 days, nor earlier than 120 days, prior to an annual meeting. However, in the event that no annual meeting was held in the previous year or the date of the current year’s annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the previous year’s annual meeting, the notice by the stockholder must be received by the Secretary at the principal executive offices of the Company not earlier than one hundred and twenty (120) days prior to the current year’s annual meeting and not later than the later of ninety (90) days prior to the current year’s annual meeting and ten (10) days following the date on which public announcement of the date of such annual meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than ten (10) days following the day on which the increase in the number of directors to be elected is first announced to the public by the Company.

Special Meetings of Stockholders

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Directors may be elected at a special meeting of stockholders only in accordance with a determination of the Board of Directors that directors are to be elected at the special meetings. With respect to Special Meetings, nominations of persons for election as directors at that special meeting may be made (i) by the Board of Directors or (ii) by a stockholder who has given timely notice thereof in writing to the Secretary of the Company. This shall be the exclusive means for a stockholder to make nominations with regard to a special meeting of stockholders at which directors are to be elected. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company not earlier than one hundred and twenty (120) days prior to such special meeting and not later than the later of ninety (90) days prior to such special meeting or ten (10) days following the day on which public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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